Exhibit 99.1

Energy Harbor Corp. and Subsidiaries

Unaudited Condensed Consolidated Financial Statements

For the Quarterly Period Ended: June 30, 2023

INDEPENDENT ACCOUNTANT’S REVIEW REPORT

To the Board of Directors and Stockholders

of Energy Harbor Corp.

We have reviewed the accompanying interim condensed consolidated financial statements of Energy Harbor Corp. and subsidiaries (“the Company”) which comprise the condensed consolidated balance sheet as of June 30, 2023, and the related condensed consolidated statements of income / (loss) and comprehensive income / (loss), changes in stockholders’ equity, and cash flows for the six months then ended, and the related notes to the condensed consolidated financial statements (collectively, the “financial statements”). A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the interim consolidated financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant’s Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements related to our review.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

Prior Period Presented

The financial statements of the Company as of June 30, 2022 were not audited or reviewed and accordingly we do not express an opinion, a conclusion, nor provide any assurance on those financial statements.

/s/ UHY LLP

Sterling Heights, Michigan

August 14, 2023

UHY-US.com | An independent member of UHY International

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME / (LOSS) AND COMPREHENSIVE INCOME / (LOSS)

(Unaudited) (amounts in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
STATEMENTS OF INCOME / (LOSS)

Revenues	$569	$305	$1,217	$816
Operating costs
Fuel and purchased power	198	28	414	205
Depreciation and amortization	21	24	42	48
Other operating costs	364	104	828	477

Operating income / (loss)	(14)	149	(67)	86
Other income / (expense)
Nuclear decommissioning trust results	35	(106)	105	(221)
Other income, net	7	(12)	15	(13)
Interest expense	(8)	(10)	(16)	(13)

Income/ (loss) from continuing operations before taxes	20	21	37	(161)
Income tax (benefit) / expense	6	5	8	(23)

Net income / (loss) from continuing operations	14	16	29	(138)
Income / (loss) from discontinued operations	(41)	64	(68)	79

Net income / (loss)	($27)	$80	($39)	($59)

STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

Net income / (loss)	($27)	$80	($39)	($59)

Comprehensive income / (loss)	($27)	$80	($39)	($59)

See notes to the Condensed Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (amounts in millions)

	June 30, 2023	December 31, 2022
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$690	$816
Receivables, net	236	237
Materials and supplies inventory	247	257
Derivatives	206	614
Prepayments and other	148	42
Current assets of discontinued operations	20	59

	1,547	2,025

PROPERTY, PLANT AND EQUIPMENT, NET	1,201	1,168

NUCLEAR PLANT DECOMMISSIONING TRUSTS	1,914	1,808

DEFERRED CHARGES AND OTHER ASSETS
Derivatives	64	162
Other	14	39
Non-current assets of discontinued operations	36	62

	114	263

TOTAL ASSETS	$4,776	$5,263

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$80	$106
Derivatives	323	561
Other	118	193
Current liabilities of discontinued operations	24	44

	545	904
NON-CURRENT LIABILITIES
Asset retirement obligations	1,915	1,897
Long term debt	431	431
Other noncurrent liabilities	165	279
Non-current liabilities of discontinued operations	12	15

	2,523	2,622

TOTAL LIABILITIES	3,068	3,526

STOCKHOLDERS’ EQUITY
Common stock, preferred stock and additional-paid-in-capital	2,036	2,026
Cost of shares held in treasury	(683)	(683)
Accumulated other comprehensive income	13	13
Retained earnings	342	381

	1,708	1,737

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,776	$5,263

See notes to the Condensed Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (amounts in millions)

	Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income / (loss) from continuing operations	$29	($138)
Adjustments to reconcile net income / (loss) to cash used for operating activities:
Depreciation, amortization and asset retirement obligation accretion	88	90
Deferred income taxes	8	(23)
Unrealized (gain) loss on derivative transactions	163	(41)
Net results on nuclear decommissioning trust investments	(105)	221
Changes in current assets and liabilities:
Receivables, net	2	(17)
Materials and supplies inventory	9	(24)
Prepayments and other current assets	(10)	(11)
Accounts payable	(26)	10
Collateral	(91)	(131)
Other current liabilities and accruals	(64)	(75)
Other deferred charges and assets	2	10

Cash provided from / (used for) operating activities from continuing operations	5	(129)

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Capital expenditures	(76)	(47)
Nuclear fuel purchases	(55)	(79)
Purchases of securities in nuclear decommissioning trust	(228)	(338)
Sale of securities in nuclear decommissioning trust	228	338

Cash used for investing activities from continuing operations	(131)	(126)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Issuance of remarketed debt	—	501
Repayment of debt	—	(225)

Cash provided from financing activities from continuing operations	—	276

CASH FLOWS FROM DISCONTINUED OPERATIONS
Net cash provided by operating activities from discontinued operations	13	49
Net cash used for investing activities from discontinued operations	(13)	(8)

Cash provided by discontinued operations	—	41

Net change in cash and cash equivalents from continuing operations	(126)	21

Cash and cash equivalents at beginning of the period	816	1,063

Cash and cash equivalents at end of period	$690	$1,125

SUPPLEMENTAL DISCLOSURE OF CASH INFORMATION
Cash paid for:
Interest	$9	$10

See notes to the Condensed Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

(Unaudited)

(amounts in millions, except number of shares data)

	Preferred Stock		Common Stock				Accumulated Other		Total
	Number of Shares	Par Value	Number of Shares	Par Value	APIC	Treasury Stock	Comprehensive Income (Loss)	Retained Earnings	Stockholders’ Equity
Balance at December 31, 2021	1,987	—	80,725,234	$1	$1,998	($683)	($8)	$488	$1,796

Net loss	—	—	—	—	—	—	—	(59)	(59)
Stock based compensation	—	—	180,218	—	11	—	—	—	11

Balance at June 30, 2022	1,987	—	80,905,452	$1	$2,009	($683)	($8)	$429	$1,748

Net loss	—	—	—	—	—	—	—	(48)	(48)
Effects related to pension obligations	—	—	—	—	—	—	21	—	21
Stock based compensation	485	—	793,909	—	17	—	—	—	17

Balance at December 31, 2022	2,472	—	81,699,361	$1	$2,026	($683)	$13	$381	$1,737

Net loss	—	—	—	—	—	—	—	(39)	(39)
Stock based compensation	—	—	2,944	—	10	—	—	—	10

Balance at June 30, 2023	2,472	—	81,702,305	$1	$2,036	($683)	$13	$342	$1,708

See notes to the Condensed Consolidated Financial Statements.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

1.	Business, Basis of Presentation and Summary of Accounting Policies

Description of Business

Energy Harbor Corp. (and its consolidated subsidiaries, except as the context may otherwise require, “Energy Harbor,” “we,” “our,” “us,” “EH” or “the Company”) is a privately held energy producer and retailer, headquartered in Akron, Ohio. We serve nearly one million residential, commercial and industrial customers and operate a fleet of nuclear fuel generators in Ohio and Pennsylvania.

The Company conducts all of its wholesale generation business in the PJM Regional Transmission Organization (“RTO”), which includes Ohio, Pennsylvania, and West Virginia, along with a number of other states, and conducts retail operations in those states as well as other states within PJM Interconnection L.L.C. (“PJM”) and the Midcontinent Independent System Operator, Inc. RTO (“MISO”). Through its subsidiaries, Energy Harbor participates in both the generation wholesale and retail markets by selling power and providing energy-related products in the PJM and MISO regions. Our retail business operates through Energy Harbor, LLC (“EH LLC”), which supplies electricity and natural gas to end-use customers through retail arrangements, including retail sales to customers primarily in Ohio, Pennsylvania, Illinois, Michigan, New Jersey and Maryland, and the provision of partial provider of last resort and default service for various utilities in Ohio, Pennsylvania and Maryland.

Discontinued Operations

A component of an entity that is disposed of by sale or abandonment is reported as discontinued operations if the transaction represents a strategic shift that will have a major effect on an entity’s operations and financial results. The results of discontinued operations are aggregated and presented separately in the Consolidated Statement of Income (Loss). Assets and liabilities of the discontinued operations are aggregated and reported separately as assets and liabilities of discontinued operations in the Consolidated Balance Sheet, including the comparative prior year period. Energy Harbor’s cash flows are reflected as cash flows from discontinued operations within the Company’s Consolidated Statements of Cash Flows for each period presented. Amounts presented in discontinued operations have been derived from our consolidated financial statements and accounting records using the historical basis of assets, liabilities, and historical results of Energy Harbor.

Strategic Transaction

On March 6, 2023, Vistra Operations Company LLC, a Delaware limited liability company (“Parent”) and a wholly owned indirect subsidiary of Vistra Corp. (“Vistra”), and Black Pen Inc., a Delaware corporation and a wholly owned indirect subsidiary of Parent (“Merger Sub”), executed a definitive agreement with the Company (the “Transaction Agreement”), pursuant to which the Company will merge with and into Merger Sub, with the Company continuing as the surviving corporation. The Transaction Agreement has been approved by the Company’s board of directors and stockholders. The transaction is subject to various conditions, including, among others, receipt of all requisite regulatory approvals, which includes approvals by the Nuclear Regulatory Commission (“NRC”) and the Federal Energy Regulatory Commission (“FERC”), and the

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). On May 22, 2023, each of the Company and Vistra received a request for additional information and documentary material (commonly known as a “second request”) from the Department of Justice (the “DOJ”) in connection with the proposed transaction. Issuance of the second request extends the waiting period under the HSR Act until 30 days after the Company and Vistra have substantially complied with the second request, unless that period is extended voluntarily by the parties or otherwise terminated by the DOJ. The Company and Vistra continue to work cooperatively with the DOJ staff in its review of the proposed transaction, and continue to expect to complete the transaction in the fourth quarter of 2023, subject to the satisfaction or permitted waiver of the conditions to closing.

Basis of Presentation

The consolidated financial statements (the “financial statements”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All intercompany items and transactions have been eliminated in consolidation. All dollar amounts in the consolidated financial statements as well as tables in the notes thereto are stated in millions of U.S. dollars unless otherwise indicated.

These interim financial statements have been prepared pursuant to GAAP for interim reporting. Certain information and disclosures normally included in financial statements and notes prepared in accordance with GAAP have been condensed or omitted pursuant to such rules. These interim financial statements should be read in conjunction with the financial statements and notes included in the Company’s annual financial statements for the year ended December 31, 2022.

Prior Period Financial Information

In the second quarter of 2022, the Company updated its financial statement presentation to reclassify a portion of settled derivative transactions from revenue to purchased power on the statement of income (loss) to better represent the economics of the transactions. Prior periods have been updated to conform to the current presentation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period. We have evaluated events and transactions for potential recognition or disclosure through the date the financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less. The Company maintains cash in bank accounts that may exceed the Federal Deposit Insurance Corporation (“FDIC”) limits and recognizes that this is a normal business risk.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Credit Losses

Trade receivables are reported in the balance sheet net of an allowance for credit losses. The Company accrues an allowance for current expected credit losses based on estimates of uncollectible revenues by analyzing accounts receivable aging, historical collections and delinquencies, and other customer and economic factors, as appropriate.

The following table, which is presented in thousands versus millions, provides activity in the allowance for credit losses account for the three and six months ended June 30, 2023 and June 30, 2022.

	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Balance at beginning of period	$1,503	$1,522	$1,893	$1,381
Provision for credit losses	705	506	1,229	1,060
Write-offs	(679)	(263)	(1,615)	(739)
Recoveries	50	32	72	95

Balance at end of period	$1,579	$1,797	$1,579	$1,797

Materials and Supplies Inventory

Materials and supplies inventory includes fuel inventory and generation plant materials, net of reserve for excess and obsolete inventory. Materials are generally charged to inventory at weighted average cost when purchased and expensed or capitalized, as appropriate, when used or installed. Fuel stock and natural gas in storage are generally reported at the lower of cost or market when purchased (calculated on a weighted average basis) or net realizable and recorded to fuel expense when consumed.

Nuclear Fuel

Nuclear fuel is capitalized and reported as a component of our property, plant and equipment in our consolidated balance sheets. Amortization of nuclear fuel is calculated on the units-of-production method and is reported as a component of fuel and purchased power costs in our consolidated statements of loss and comprehensive loss.

Property, Plant and Equipment

Property, plant and equipment reflects original cost, including payroll and related costs such as taxes, employee benefits, administrative and general costs, and interest costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Energy Harbor recognizes liabilities for planned major maintenance projects as they are incurred.

Depreciation of our property, plant and equipment (except for nuclear fuel) is calculated on a straight-line basis over the estimated lives based on management’s estimates of the assets’ economic useful lives.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Investments

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the consolidated balance sheets at cost, which approximates their fair market value.

Investments other than cash and cash equivalents include equity securities and available-for-sale (“AFS”) debt securities held within the Nuclear Decommissioning Trust (“NDT”). Energy Harbor has no debt securities held for trading purposes.

For AFS debt securities, unrealized gains are recognized in accumulated other comprehensive income (“AOCI”) and losses are recognized in AOCI to the extent there are sufficient unrealized gains to absorb the loss. Otherwise, unrealized losses on AFS debt securities are recognized in income.

Revenue Recognition

The Company accounts for revenues from contracts with customers under ASC 606, “Revenue from Contracts with Customers.” Other non-customer revenues are derived from byproducts and derivative financial instruments and are not revenues from contracts with customers; such revenues are accounted for under other applicable U.S. GAAP guidance.

Refer to Note 4, Revenues, for additional information.

Derivative Financial Instruments and Mark-to-Market Accounting

Energy Harbor is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy delivery. To manage the volatility related to these exposures, Energy Harbor’s senior management has designed and implemented risk management programs and oversees compliance with corporate risk management policies and established risk management practice.

The Company uses a variety of derivative instruments to manage commodity price risk. If the instrument meets the definition of a derivative under accounting standards related to derivative instruments and hedging activities, changes in the fair value of the derivative are recognized in net income as unrealized gains and losses. This recognition is referred to as mark-to-market accounting. Accounting standards related to derivative instruments and hedging activities allow for normal purchase and sale elections and hedge accounting designations, which generally eliminate or defer the requirement for mark-to-market recognition in net income and thus reduce the volatility of net income that can result from fluctuations in fair values. Normal purchases and sales are contracts that provide for physical delivery of quantities expected to be used or sold over a reasonable period in the normal course of business and are not subject to mark-to-market accounting if the normal purchase or sale election is made; the normal purchase and normal sales exemption was elected for certain instruments. Accounting standards also permit an entity to designate certain qualifying derivative contracts in a hedge accounting relationship, whereby changes in fair value are not recognized immediately in earnings. Energy Harbor does not have derivative instruments with hedge accounting designations.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Refer to Note 6, Fair Value Measurements, for additional information on the Company’s valuation techniques.

The fair values of our unsettled derivative instruments under mark-to-market accounting are reported in the consolidated balance sheets as derivative contractual assets or liabilities. We report derivative assets and liabilities in the consolidated balance sheet without taking into consideration netting arrangements we have with counterparties. When derivative instruments are settled and realized gains and losses are recorded, the previously recorded unrealized gains and losses and derivative assets and liabilities are reversed. Unrealized gains and losses arising from changes in the fair value of these derivative instruments, as well as realized gains and losses upon settlement of the instruments, are reported in the consolidated statements of loss and comprehensive loss in revenues, purchased power costs and other operating costs.

Refer to Note 8, Derivative Instruments, for additional information.

Fair Value Measurements

The carrying amount of cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these instruments. Other balance sheet accounts are carried at fair value based on the fair value techniques associated with those instruments. The fair values of long-term obligations reflect the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of Energy Harbor and the difference between carrying value and fair value is not material.

See Note 6, Fair Value Measurements, for a further discussion of fair value of financial instruments.

Asset Retirement Obligations

Energy Harbor recognizes an Asset Retirement Obligation (“ARO”) for the future decommissioning of its nuclear power plants and future remediation of other environmental liabilities associated with certain of its long-lived assets. The ARO liability represents an estimate of the fair value of Energy Harbor’s current obligation related to nuclear decommissioning and the retirement or remediation of environmental liabilities of other assets. A fair value measurement inherently involves uncertainty in the amount and timing of settlement of the liability. Energy Harbor uses an expected cash flow approach to measure the fair value of the nuclear decommissioning and environmental remediation ARO, considering the expected timing of settlement of the ARO based on the expected economic useful life of the plants, including the likelihood that the facilities will be deactivated before the end of their estimated useful lives. The fair value of an ARO is recognized in the period in which it is incurred. Over time, the liability is accreted for the change in present value.

Refer to Note 11, Supplemental Financial Information, for additional information.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Leases

The Company applies the guidance in ASC 842 to individual leases of assets. The Company determines whether an arrangement is a lease at contract inception by determining if the contract conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration.

The Company’s classes of assets include real estate and equipment. All leased assets have been classified as operating and finance lease arrangements.

Operating and Finance lease balances are included in lease right-of-use (“ROU”) assets (Operating and Finance), other current liabilities, and lease liabilities (Operating and Finance) in the Company’s consolidated balance sheets. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease.

ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The operating lease ROU asset also includes any prepaid lease payments made, less lease incentives. The ROU asset is subject to testing for impairment if there is an indicator for impairment, as is the case for owned assets. The amortization of operating lease ROU assets and the accretion of operating lease liabilities are reported together as fixed lease expense. The fixed lease expense is recognized on a straight-line basis over the life of the lease.

The Company’s lease terms include the impact of options to extend or terminate the lease when it is reasonably certain that the options will be exercised or not exercised, as appropriate.

When the rate implicit in the lease is not readily determinable, a lessee that is not a public business entity is permitted to use a risk-free discount rate, instead of its incremental borrowing rate, as an accounting policy election by class of underlying asset. The risk-free rate is determined using a period comparable to that of lease term. Energy Harbor has elected to use risk-free rate (US Treasury rate) as an input to IBR rate.

The Company has elected the practical expedient within ASC 842 not to combine separate lease and non- lease components within lease transactions for all classes of assets. Additionally, the Company has elected the short-term lease exception for all classes of assets and does not apply the recognition requirements in ASC 842 for leases of 12 months or less and recognizes lease payments for short term leases as expense either straight-line over the lease term or as incurred, depending on whether the lease payments are fixed or variable.

Refer to Note 5, Leases, for additional information.

2.	Discontinued Operations

On March 14, 2022, the Company announced its plan to become a 100% carbon free, energy infrastructure company in 2023 with the exit of the fossil business through a sale or deactivation of its fossil power stations as well as the divestiture of other non-core ancillary properties relating to its fossil business. On October 7, 2022, the Company approved a plan to divest its Pleasants and Sammis power facilities and the Hollow Rock landfill. The sale of the Pleasants facility closed on December 29, 2022, but the Company continued to operate the plant under a lease back with the buyer. On August 1, 2023, the Company

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

completed a transaction pursuant to which ownership of the Pleasants facility was transferred to a new buyer and the lease back of the facility terminated in connection with the completion of such transaction. As a result of the transfer, the Company received proceeds of $21.5 from the buyer. The Company expects to close the Sammis and the Hollow Rock landfill sale in the third quarter of 2023; however, the Sammis power facility was deactivated in the second quarter of 2023. Since the Sammis plant was the last Fossil plant in operation, the deactivation resulted in the classification of the Fossil assets as held for sale which requires the Company to report Fossil operations as discontinued operations in the period.

The fossil fuel business’s operating results are reflected as discontinued operations in the Consolidated Statements of Income for all periods presented. The major line items constituting the income/ (loss) from discontinued operations, net of tax are as follows:

	Three Months Ended June 30		Six Months Ended June 30
	2023	2022	2023	2022
Revenues	$58	$139	$157	$274
Operating costs
Fuel and purchased power	32	83	104	161
Depreciation and amortization	9	3	31	6
Other operating costs	39	37	72	74

Operating income / (loss)	(22)	16	(50)	33
Other income / (expense)
Other income	(33)	57	(38)	57

Income / (loss) from discontinued operations before taxes	(55)	73	(88)	90
Income tax expense / (benefit)	(14)	9	(20)	11

Income / (loss) from discontinued operations, net of tax	($41)	$64	($68)	$79

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

The Fossil Fuel Business’s assets and liabilities are reflected as assets and liabilities of discontinued operations in the Company’s Consolidated Balance Sheets for all periods presented. The major classes of assets and liabilities included as part of discontinued operations are as follows:

	June 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Receivables, net	$1	$2
Materials and supplies inventory	10	40
Prepayments and other	9	17

Current assets of discontinued operations	20	59

NON-CURRENT ASSETS
Property, plant, and equipment, net	16	61
Other	20	1

Non-current assets of discontinued operations	36	62

TOTAL ASSETS	$56	$121

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$7	$26
Other	17	18

Current liabilities of discontinued operations	24	44

NON-CURRENT LIABILITIES
Asset retirement obligations	12	13
Other noncurrent liabilities	—	2

Non-current liabilities of discontinued operations	12	15

TOTAL LIABILITIES	$36	$59

3.	Capitalization

Equity

Common Stock

As of June 30, 2023, there were 500 million shares of common stock authorized for issuance, each with a par value of $0.001 per share. There were approximately 81.7 million shares issued and outstanding as of June 30, 2023 and December 31, 2022. All shares of common stock have the same voting rights.

The Company has paid no dividends for the six months ended June 30, 2023 and June 30, 2022.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Preferred Stock

In connection with the emergence from bankruptcy, the Company issued to certain employees approximately 3,000 shares (in the aggregate) of Series A preferred stock and Series B preferred stock, each with a par value of $0.001 per share. Each share of preferred stock is subject to vesting based upon time and equity return thresholds and vested shares are redeemable and convertible under certain circumstances, with each vested share being currently convertible into 1,000 shares of Company common stock. As of June 30, 2023, and December 31, 2022, approximately 2,470 shares of such preferred stock were vested in accordance with their terms.

Treasury Stock

The Board of Directors of the Company previously authorized management to repurchase up to $800 of the Company’s outstanding common stock in a program that ended late 2020. As of June 30, 2023, and 2022, approximately 20.4 million shares had been repurchased at a total cost of $683 pursuant to the authorization.

Accumulated Other Comprehensive Income

As of June 30, 2023, and December 31, 2022, the effects related to pension assets and obligations recognized in accumulated other comprehensive income were $13. For the six months ended June 30, 2023 and 2022, amounts recognized in other comprehensive income related to the amortization of prior service costs were nominal.

Debt

As of June 30, 2023, and December 31, 2022, the Company had the following outstanding debt:

	Interest Rate	June 30, 2023	December 31, 2022
Energy Harbor Generation LLC (EHG) secured notes	3.375%	$100	$100
	3.750%	46	46
Energy Harbor Nuclear Generation LLC (EHNG) secured notes	4.750%	285	285

Total value of oustanding secured notes		$431	$431

Interest on EHG and EHNG notes is paid semi-annually with the specific dates depending on the debt issuance.

The EHG and EHNG notes are secured by first mortgage bonds issued by EHG and EHNG, as applicable, which are in turn secured by a first lien security interest on substantially all of the applicable operating subsidiaries’ property, plant, and equipment used in the generation and production of electricity. Energy Harbor Corp., the holding company, has provided an unsecured guarantee of the secured notes. These secured notes are considered long-term in nature and are presented as long-term debt on the consolidated balance sheets. Maturity dates extend to 2047.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

4.	Revenues

The following table represents a disaggregation of revenue from contracts with customers by type of service for the three and six months ended June 30, 2023 and June 30, 2022:

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Contract sales	$471	$485	$975	$1,074
Wholesale sales	26	41	(7)	(24)
Financially settled sales	52	(224)	212	(247)
Transmission sales	19	3	36	13

Total customer revenues	568	305	1,216	816
Other non-customer revenues	1	—	1	—

Total revenues	$569	$305	$1,217	$816

Energy Harbor primarily provides energy and energy related services, including the generation and sale of electricity through retail and wholesale competitive supply arrangements. Contract sales consist of competitive sales to large commercial and industrial customers, products delivered to electric distribution companies to provide to their end-use non-shopping customers, governmental aggregation sales, municipality sales, bilateral sales, mass market and sales to small commercial and industrial customers. Wholesale sales consist of generation and capacity sales solely to PJM. Financially settled sales with third parties are sell side hedging transactions settled in the period. Transmission sales are derived from ancillary services, which help balance the transmission system. Other non-customer revenues are derived from byproducts and derivatives and are not revenues from contracts with customers and are accounted for under other applicable U.S. GAAP guidance.

Electricity revenues are recognized over time as power is delivered to the customer, and the customers consume the electricity immediately as delivery occurs. Capacity revenues resulting from plants standing ready to produce electricity are recognized ratably over the PJM planning year at prices cleared in the annual base residual auction and incremental auctions.

The power produced at our generation plants is sold into the PJM market and we may also purchase power from PJM and other RTOs to supplement power supplied to customers. Sales of energy into the PJM spot market (wholesale sales) are accounted for as we deliver energy into the market, at which point pricing and quantities are known. Generally, these power sales from generation and purchases to serve load are netted hourly and reported as either revenues or purchased power on the consolidated statements of loss and comprehensive loss, based on whether Energy Harbor was a net seller or buyer each hour. Capacity purchases and sales through PJM Reliability Pricing Model base residual auctions are reported within revenues on the consolidated statements of loss and comprehensive loss. Certain capacity income (bonuses) and charges (penalties) related to the availability of units that have cleared in auctions are unknown and not recorded in revenue until the over or under performance of the units occurs and such bonuses or penalties are realized.

The majority of Energy Harbor’s contract sales are full requirements contracts in that the quantity of energy purchased is not stipulated in the contract but based on the needs of the customer. The volume

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

variability within these types of contracts is resolved and accounted for as purchased power (netted with wholesale sales) that is triggered as the customer uses power. Energy Harbor may have contract sales that include energy as well as other services such as renewable energy requested by the customer, ancillary services and/or capacity. We have analyzed these contracts and determined, with the exception of energy sales that include renewable power, that these contracts do not have multiple performance obligations that are capable of being distinct within the context of the contract and therefore are not separable. Providing renewable power to customers occurs over time in conjunction with the delivery of electricity resulting in no difference in the timing of revenue recognition.

Energy Harbor follows the accrual method of accounting for revenues, recognizing revenue for electricity that has been delivered to customers but not yet billed through the end of the accounting period. The determination of electricity sales to individual customers is based on meter readings, which occur on a systematic basis throughout each month. At the end of each month, electricity delivered to customers since the last meter reading is estimated and a corresponding accrual for unbilled sales is recognized. The determination of unbilled sales and revenues requires management to make estimates regarding electricity available for retail load, demand by customer class, applicable billing demands, weather-related impacts, number of days unbilled and tariff rates in effect within each customer class. Customer payments are generally due within 30 days.

5.	Leases

Reconciliation to statement of financial position

Supplemental statement of financial position information related to leases as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	December 31, 2022
Right-of-use asset
Operating	$8	$9
Finance	—	1

Total right-of-use assets	$8	$10

Lease liability
Operating lease
Current	$2	$2
Non-current	7	8

Total lease liabilities	$9	$10

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Lease cost and reconciliation to income statement

Lease costs incurred by lease type, and/or type of payment for the three and six months ended June 30, 2023 and June 30, 2022 are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Lease cost
Operating lease cost	—	$1	$1	$1
Short-term lease cost	$2	—	4	1

Total lease cost	$2	$1	$5	$2

Other supplemental lease disclosures

Other supplemental quantitative disclosures as of June 30, 2023 and December 31, 2022 are as follows:

	June 30, 2023	December 31, 2022
Cash paid for amounts included in measurement of lease liabilities:
Operating cash flows from operating leases	$1	$2
Right-of-use assets obtained in exchange for new operating lease liabilities	8	11
Weighted-average remaining lease term:
Finance leases	4	4
Operating leases	8	8
Weighted-average discount rate:
Finance leases	6.7%	6.7%
Operating leases	0.4%	0.4%

6.	Fair Value Measurements

Certain assets and liabilities are required to be presented at fair value on the consolidated balance sheets. The Company uses several valuation techniques to measure the fair value of assets and liabilities required to be presented at fair value. We categorize our assets and liabilities recorded at fair value using the following fair value hierarchy:

Level 1 valuations use quoted prices for identical instruments in active markets.

Level 2 valuations use quoted prices for similar instruments in active markets and markets that are not active, as well as model-derived valuations using inputs from observable market data.

Level 3 valuations use unobservable inputs, which are only used to the extent observable inputs are unavailable. In these situations, little, if any, market activity for the asset or liability is available, requiring management to utilize the most relevant market information available as well as internally developed inputs and methods. As of June 30, 2023, and December 31, 2022, there were no assets or liabilities recorded at fair value using Level 3 valuation techniques.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Authoritative accounting guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy gives the highest priority to Level 1 measurements and the lowest priority to Level 3 measurements.

Energy Harbor primarily applies the market approach for recurring fair value measurements using the best information available. Accordingly, Energy Harbor maximizes the use of observable inputs and minimizes the use of unobservable inputs. The determination of the fair value measures takes into consideration various factors, including but not limited to, nonperformance risk, counterparty credit risk and the impact of credit enhancements (such as cash deposits, letter of credit and priority interests). The impact of these forms of risk was not significant to the fair value measurements.

The following tables set forth the recurring assets and liabilities that are accounted for at fair value by level within the fair value hierarchy as of June 30, 2023 and December 31, 2022, respectively:

	June 30, 2023
	Level 1	Level 2	Level 3	Total
Assets
Nuclear decommissioning trusts:
Short-term cash investments	$70	—	—	$70
Equity securities (1)	654	—	—	654
Corporate debt securities	—	$868	—	868
Foreign government debt securities	—	39	—	39
U.S. government debt securities	—	215	—	215
U.S. state debt securities	—	13	—	13
Mortgage-backed securities	—	13	—	13
Derivative assets – commodity contracts	—	270	—	270
Other (2)	611	—	—	611

Total assets	1,335	1,418	—	2,753

Liabilities
Derivative liabilities – commodity contracts	—	(379)	—	(379)

Total liabilities	—	(379)	—	(379)

Net assets (3)	$1,335	$1,039	—	$2,374

(1)	NDT funds hold equity portfolios whose performance is benchmarked against the S&P 500 Low Volatility High Dividend Index, S&P 500 Index, MSCI World Index and MSCI AC World IMI Index.
(2)	Primarily consists of short-term cash investments.
(3)	Excludes $36 million of income tax receivable and $6 million of other receivables, payables, and accrued income associated with financial instruments reflected within the fair value table.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Nuclear decommissioning trusts:
Short-term cash investments	$80	—	—	$80
Equity securities (1)	560	—	—	560
Corporate debt securities	—	$848	—	848
Foreign government debt securities	—	39	—	39
U.S. government debt securities	—	202	—	202
U.S. state debt securities	—	14	—	14
Mortgage-backed securities	—	14	—	14
Derivative assets – commodity contracts	—	776	—	776
Other (2)	764	—	—	764

Total assets	1,404	1,893	—	3,297

Liabilities
Derivative liabilities – commodity contracts	—	(722)	—	(722)

Total liabilities	—	(722)	—	(722)

Net assets (3)	$1,404	$1,171	—	$2,575

(1)

NDT funds hold equity portfolios whose performance is benchmarked against the Standard & Poor’s Rating Service (“S&P”) 500 Low Volatility High Dividend Index, S&P 500 Index, MSCI World Index and MSCI AC World IMI Index.

(2)	Primarily consists of short-term cash investments.
(3)	Excludes $53 of income tax receivable ($2) of receivables, payables, taxes and accrued income associated with investments reflected within the fair value table

The following table summarizes the amortized cost basis, unrealized gains, unrealized losses, and fair values of investments held in NDTs as of June 30, 2023 and December 31, 2022, respectively. For available-for-sale (“AFS”) debt securities, unrealized gains are recognized in AOCI, and losses are recognized in AOCI to the extent there are sufficient unrealized gains to absorb the loss. Otherwise, unrealized losses on AFS debt securities are recognized in income:

	June 30, 2023
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$512	$142	—	$654
Debt securities	$1,134	$18	($4)	$1,148

	December 31, 2022
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Equity securities	$508	$62	($10)	$560
Debt securities	$1,113	$15	($11)	$1,117

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Proceeds from the sale of investments in equity and AFS debt securities, realized gains and losses on those sales, other-than-temporary-impairment (“OTTI”) and interest and dividend income for the three and six months ended June 30, 2023 and June 30, 2022 were as follows:

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Sale proceeds	$115	$214	$228	$338
Realized gains	$19	$14	$26	$21
Realized losses	($18)	($63)	($24)	($77)
OTTI	($4)	($67)	($5)	($107)
Interest and dividend income	$14	$16	$28	$29

7.	Income Taxes

The effective tax rate for the six months ended June 30, 2023 and June 30, 2022 was 23% and 15%, respectively. Consolidated income tax expense for the six months ended June 30, 2023 was $8 and income tax expense for the six months ended June 30, 2022 was $23. The provision for income taxes differs from the amount that would result from applying the federal statutory rate of 21% to income before income taxes primarily due to state and local income taxes.

As of June 30, 2023, and December 31, 2022, the Company has recorded an uncertain tax liability of $2 associated with its state and local NOL carryforward. As of June 30, 2023, the Company does not anticipate any of the uncertain tax liability to reverse in the next twelve months. Energy Harbor’s recognition of net interest associated with unrecognized tax benefits in the first six months of 2023 and 2022 was not material. The Company is not subject to examination by US Federal or various US State jurisdictions for years prior to 2020.

8.	Derivative Instruments

Energy Harbor is exposed to financial risks resulting from fluctuating interest rates and commodity prices, including prices for electricity, natural gas, coal and energy delivery. To manage the volatility related to these exposures, Energy Harbor’s senior management has designed and implemented risk management programs and oversees compliance with corporate risk management policies and established risk management practice.

We engage in economic hedging activities to manage our exposure related to commodity price fluctuations through the use of financial and physical derivative contracts for commodities. These derivatives are accounted for in accordance with U.S. GAAP, which requires that we record all derivatives on the balance sheet at fair value with changes in fair value immediately recognized in earnings as unrealized gains or losses. U.S. GAAP permits an entity to designate qualifying derivative contracts as normal purchases and sales. If designated, those contracts are not recorded at fair value. U.S. GAAP also permits an entity to designate qualifying derivative contracts in a hedge accounting relationship. If a hedge accounting relationship is used, a significant portion of the changes in fair value is not immediately recognized in earnings. We have elected not to apply hedge accounting to our commodity contracts, and we have designated contracts as normal purchases and sales in only limited cases, such as our retail sales contracts.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Energy Harbor accounts for derivative instruments on its consolidated balance sheets at fair value unless they meet the normal purchases and sales criteria. Derivative instruments meeting the normal purchases and sales criteria are accounted for under the accrual method of accounting with their effects included in earnings at the time of contract performance.

The Company uses a variety of derivative instruments to manage commodity price risk. Unrealized gains and losses arising from changes in the fair value of these derivative instruments, as well as realized gains and losses upon settlement of the instruments, are reported in the consolidated statements of loss and comprehensive loss in revenues, purchased power costs and other operating costs. Energy Harbor has contractual derivative agreements through 2026.

Set forth below is a description of derivative instruments currently being used by the Company to manage commodity price risk.

•

Commodity Derivatives – Energy Harbor uses both physically and financially settled derivatives to manage its exposure to volatility in commodity prices. Commodity derivatives are used for risk management purposes to hedge exposures when it makes economic sense to do so, including circumstances where the hedging relationship does not qualify for hedge accounting. Commodity swaps and options are used to optimize Company profitability and balance expected sales with expected generation.

Energy Harbor posted $130 of collateral under these commodity derivative contracts, which is posted with clearing houses.

•

Financial Transmission Rights (FTRs) – Energy Harbor holds FTRs that generally represent an economic hedge of future congestion charges that will be incurred in connection with Energy Harbor’s load obligations. Energy Harbor acquires the majority of its FTRs in an annual auction through a self- scheduling process involving the use of auction revenue rights allocated to members of PJM that have load serving obligations.

The future obligations for the FTRs acquired at auction are reflected on the consolidated balance sheets and have not been designated as cash flow hedge instruments. Energy Harbor initially records these FTRs at the auction price less the obligation due to PJM, and subsequently adjusts the carrying value of remaining FTRs to their estimated fair value at the end of each accounting period prior to settlement. Changes in the fair value of FTRs held by Energy Harbor are included in other operating costs as unrealized gains or losses.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

Energy Harbor records the fair value of derivative instruments on a gross basis. The following table summarizes the fair value and classification of derivative instruments on the consolidated balance sheets as of June 30, 2023 and December 31, 2022, respectively:

	June 30, 2023
	Derivative Assets	Derivative Liabilities
Commodity contracts:
Current	$206	$323
Noncurrent (1)	64	56

Total	$270	$379

(1)	Noncurrent derivative liabilities are included in Other noncurrent liabilities on the consolidated balance sheets.

	December 31, 2022
	Derivative Assets	Derivative Liabilities
Commodity contracts:
Current	$614	$561
Noncurrent (1)	162	161

Total	$776	$722

(1)	Noncurrent derivative liabilities are included in Other noncurrent liabilities on the consolidated balance sheets.

Energy Harbor enters into contracts with counterparties that allow for the offsetting of derivative assets and derivative liabilities under netting arrangements with the same counterparty. These contracts contain margining provisions that require the use of collateral to mitigate credit exposure between Energy Harbor and these counterparties. In situations where collateral is pledged to mitigate exposures related to derivative and non-derivative instruments with the same counterparty, Energy Harbor allocates the collateral based on the percentage of the net fair value of derivative instruments to the total fair value of the combined derivative and non-derivative instruments.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

The following table summarizes the fair value of derivative assets and derivative liabilities on Energy Harbor’s balance sheet after taking into consideration the effect of netting arrangements and collateral on its financial position as of June 30, 2023 and December 31, 2022:

	June 30, 2023
	Gross Amount	Offsetting Instrument	Cash Collateral (Held) Posted	Net Amounts
Commodity contracts:
Derivative assets	$270	($269)	—	$1
Derivative liabilities	(379)	269	—	(110)

Net amounts	($109)	—	—	($109)

	December 31, 2022
	Gross Amount	Offsetting Instrument	Cash Collateral (Held) Posted	Net Amounts
Commodity contracts:
Derivative assets	$776	($697)	—	$79
Derivative liabilities	(722)	697	—	(25)

Net amounts	$54	—	—	$54

The following table summarizes the volumes associated with the Company’s outstanding derivative transactions for the six months ended June 30, 2023 and June 30, 2022:

	June 30, 2023
	Purchases	Sales	Net	Units
Electric contracts (1)	31	(18)	13	MWH
Gas contracts (1)	80	(89)	(9)	MMBTU

(1)	Volumes in millions.

	June 30, 2022
	Purchases	Sales	Net	Units
Electric contracts (1)	34	(36)	(2)	MWH
Gas contracts (1)	123	(201)	(78)	MMBTU

(1)	Volumes in millions.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

The effect of derivative instruments on the Company’s statements of income / (loss) and comprehensive income / (loss) during the six months ended June 30, 2023 and June 30, 2022 are summarized in the following table:

	Six Months Ended
	June 30, 2023			June 30, 2022
	Commodity Contracts	FTRs	Total	Commodity Contracts	FTRs	Total
Unrealized gain (loss):
Other operating expense	$163	—	$163	($40)	$1	($39)

Realized gain (loss):
Revenues	$209	—	$209	($289)	—	($289)
Purchased power	($163)	($13)	($176)	$222	($2)	$220

9.	Stock-Based Compensation

For the six months ended June 30, 2023, the Company granted 253 thousand restricted stock units (“RSUs”) with a weighted-average grant date fair value of $76.03. As of June 30, 2023, there were 739 thousand RSUs outstanding. As of June 30, 2023, the Company had unrecognized compensation expense of $21 relating to RSUs that is expected to be recognized over a period of 4 years.

10.	Commitments, Guarantees and Contingencies

Guarantees and Other Assurances

Energy Harbor has various financial and performance guarantees and indemnifications that are issued in the normal course of business. They typically include performance guarantees, stand-by letters of credit and debt guarantees. We enter into these arrangements to facilitate commercial transactions with third parties to enhance the value of the transactions. The most significant guarantee as of June 30, 2023 and December 31, 2022 was our unsecured guarantee of EHG’s and EHNG’s outstanding secured notes.

In the normal course of business, Energy Harbor enters into physical or financially settled contracts for the sale and purchase of natural gas, electric capacity, and energy. Certain agreements and derivative instruments contain provisions that require the Company to post collateral. This collateral may be posted in the form of cash or letters of credit, depending on the terms of the individual agreement. The credit support requirements vary by contract and by counterparty. The collateral calculation allows for the offsetting of assets and liabilities with the same counterparty, where the contractual right of offset exists under applicable master netting agreements. Energy Harbor has posted cash collateral of $134 and $17 as of June 30, 2023 and December 31, 2022, respectively.

In the six months ended June 30, 2023 and 2022, the Company had a substantial portion of purchases from one vendor, representing 12% of total vendor purchases. As of June 30, 2023 and 2022, there was no balance due to this vendor. The Company believes there are numerous other vendors that could be substituted should the supplier become unavailable or non-competitive.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

On October 5, 2021, the Company and certain of its subsidiaries entered into a Zero Carbon Letter of Credit Facility with certain financing institutions (including Royal Bank of Canada, Goldman Sachs and funds affiliated with Avenue Capital Management as initial anchor participants) and Royal Bank of Canada as administrative agent and collateral agent. The Zero Carbon LC Facility had an original expiry of October 5, 2022 (subsequently amended to October 5, 2024) and is secured by a first lien on the equity interests of certain subsidiaries of the Company and certain related assets. On November 30, 2021, the agreement was amended to provide a new incremental Tranche B Commitment for the issuance of Tranche B Letters of Credit in an aggregate principal amount of $25 with an Expiry Date of February 28, 2022 (subsequently amended to $100 and extended to March 31, 2023). Total outstanding letters of credit as of June 30, 2023 and December 31, 2022 was $65 and $102, respectively.

Ongoing Litigation

Governmental Investigations into Activities Surrounding Ohio House Bill 6 (“HB6”)

In July 2020, the Speaker of the Ohio State House of Representatives and four other individuals were arrested in connection with activities related to the passage of HB6. In connection with the US Attorney’s Office investigation into HB6, Energy Harbor received a grand jury subpoena requiring production of certain information. Further, the Securities and Exchange Commission opened an investigation related to HB6 and such investigation is ongoing. In addition, complaints concerning alleged election irregularities related to HB6 have been referred to the Ohio Election Commission. The Company intends to continue to fully cooperate with the government investigations, and the outcome of any governmental investigations into these matters cannot be predicted.

In August 2020, the Ohio Attorney General filed a civil RICO complaint against FirstEnergy Corp. and various Energy Harbor companies related to passage of HB6 (State of Ohio ex rel. Dave Yost, Ohio Attorney General v. FirstEnergy Corp., et al., Franklin County, Ohio Common Pleas Court Case No. 20CV006281 and State of Ohio ex rel. Dave Yost, Ohio Attorney General v. Energy Harbor Corp., et al., Franklin County, Ohio Common Pleas Court Case No. 20CV007386). In addition, two class actions against the Company related to HB6 were pending in Cuyahoga County and the Federal District Court for the Southern District of Ohio. On June 7, 2022 the Company entered into a Settlement Agreement with plaintiffs’ counsel that settled the two class actions in the aggregate amount of $11.5, and the settlement was approved by the applicable court on November 9, 2022.

The results of the governmental investigations and litigation matters described above, together with any future investigations or litigation matters related to the passage of HB6, could divert management’s focus and result in substantial investigation expenses, or otherwise require the commitment of substantial corporate resources. The outcome of the governmental investigations and related litigation is inherently uncertain, and a favorable or unfavorable range of outcomes cannot be predicted. If one or more legal matters were resolved against the Company, its reputation, business, financial condition, results of operations or cash flow may be adversely affected. Further, such an outcome could result in monetary damages, injunctive relief, remedial corporate measures or other relief against the Company that could adversely impact our financial condition and/or operations.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

11.	Supplemental Financial Information

Materials and Supplies Inventory

The following is a summary of materials and supplies inventory by classification as of:

	June 30, 2023	December 31, 2022
Plant materials and operating supplies	$192	$187
Renewable energy credits	54	68
Natural gas	1	2

Total materials and supplies inventory	$247	$257

Property, Plant and Equipment

The following is a summary of property, plant and equipment by classification as of:

	June 30, 2023	December 31, 2022
Personal property	$1,101	$1,020
Nuclear fuel	534	514

Property, plant and equipment, gross	1,635	1,534
Accumulated depreciation & amortization	(434)	(366)

Property, plant and equipment, net	$1,201	$1,168

Depreciation expense included in the consolidated statements of loss and comprehensive loss for the six months ended June 30, 2023 and June 30, 2022 was $69 and $69, respectively.

Asset Retirement Obligations

Energy Harbor has recognized applicable legal obligations for AROs and the associated cost primarily for the decommissioning of the Beaver Valley, Davis-Besse and Perry nuclear generating facilities, which aggregate to approximately $1,915 and $2,095 as of June 30, 2023 and June 30, 2022, respectively. In addition, the Company has recognized conditional AROs, primarily for asbestos remediation.

Energy Harbor uses an expected cash flow approach to measure the fair value of the nuclear decommissioning and environmental remediation AROs, considering the expected timing of settlement of the ARO based on the expected economic useful life of the plants. Over time, the liability is accreted for the change in present value.

ENERGY HARBOR CORP. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(amounts in millions)

The following table summarizes the changes to these obligations, reported as AROs in noncurrent liabilities in our consolidated balance sheet, for the six months ended June, 2023 and 2022, respectively:

	June 30, 2023	June 30, 2022
Asset retirement obligations at January 1	$1,897	$2,075
Accretion	18	20

Asset retirement obligations at June 30	$1,915	$2,095

The following table presents Adjusted EBITDA, which is a non-GAAP number, of Energy Harbor for the last twelve months ended June 30, 2023, and was derived from, and is qualified by reference to, the audited consolidated financial statements of Energy Harbor, including the notes thereto, for the year ended December 31, 2022 included in Exhibit 99.1 to the Current Report on Form 8-K filed by Vistra Corp. with the SEC on June 6, 2023, and the unaudited condensed consolidated financial statements of Energy Harbor, including the notes thereto, for the six months ended June 30, 2023 included herein.

Energy Harbor

Adjusted EBITDA

(Unaudited) (Millions of Dollars)

Twelve Months Ended June 30, 2023
Energy Harbor	$464	(1)

(1)	The following table provides a reconciliation of adjusted EBITDA to net income for the last twelve months ended June 30, 2023:

Twelve Months Ended June 30, 2023
Net income	211
Income tax expense	37
Interest expense and related charges	16
Depreciation and amortization (a)	206

EBITDA before Adjustments	470
Unrealized net loss resulting from hedging transactions	51
Fresh start / purchase accounting impacts	(32)
Non-cash compensation expenses	51
Transition and merger expenses	65
PJM capacity performance default impacts	7
Other, net	19
Nuclear decommissioning trust results	(169)

Adjusted EBITDA	464

(a)	Includes nuclear fuel amortization of $116 million.

VISTRA CORP.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

On March 6, 2023, Vistra Operations Company LLC (“Parent”), an indirect wholly owned subsidiary of Vistra Corp. (“Vistra” or the “Company”), and Black Pen Inc. (“Merger Sub”), an indirect wholly owned subsidiary of Parent, entered into a transaction agreement (the “Transaction Agreement”) with Energy Harbor Corp. (“Energy Harbor”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Energy Harbor, with Energy Harbor surviving as an indirect subsidiary of Vistra (the “Merger”). Subject to the terms and conditions of the Transaction Agreement, prior to the consummation of the Merger, Vistra will cause certain of its affiliates to transfer certain of its affiliate entities, including Merger Sub, to a newly formed limited liability company and an indirect subsidiary of Vistra (“Vistra Vision”). Vistra will contribute its nuclear and retail businesses and specified Vistra Zero renewables and storage projects (“Vistra Legacy”) into Vistra Vision (the “Contribution”). The Contribution and the Merger will combine Energy Harbor’s nuclear and retail businesses with Vistra Legacy under Vistra Vision.

On March 6, 2023, Vistra entered into a debt commitment letter for up to approximately $3.0 billion in an aggregate principal amount of senior secured bridge loans under a 364-day senior secured bridge loan credit facility (“Acquisition Bridge Facility”). In June 2023, Vistra reduced the aggregate principal amount of the Acquisition Bridge Facility to $2.0 billion. For the purpose of the Unaudited Pro Forma Combined Consolidated Financial Statements, Vistra has assumed a draw down on the Acquisition Bridge Facility of $1.7 billion, the Accounts Receivable Financing Facility(1) of $750 million and the Repurchase Facility(2) of $125 million. Vistra does not intend to draw down on the Acquisition Bridge Facility and currently expects to replace the commitment under the Acquisition Bridge Facility prior to the closing of the Merger with permanent financing that Vistra currently expects will consist of proceeds from a mix of Senior Secured Notes and Senior Unsecured Notes (the “Planned Permanent Financing”) which will be used to finance the Merger, along with cash on hand. In addition, Vistra does not believe this much financing will be necessary as cash and cash equivalents has increased by $564 million since June 30, 2023 to $1.2 billion as of August 31, 2023.

Collectively, the Merger, Contribution, Acquisition Bridge Facility, Receivables Facility, and Repurchase Facility are referred to as the “Transactions.” Total consideration to be paid by the Company to Energy Harbor shareholders for the Merger will consist of approximately $3.0 billion in cash, subject to certain adjustments, and a 15% equity interest in Vistra Vision (the “Consideration”). In addition, Vistra Vision will pay up to $100 million of Energy Harbor’s transaction expenses and will assume approximately $430 million of debt from Energy Harbor in the Merger.

The Unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2023 has been prepared to give effect to the Transactions as if they had occurred on June 30, 2023. Consummation of the Transactions remains subject to customary closing conditions of the Merger, including (a) receipt of all requisite regulatory approvals, (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (c) the divestment of Energy Harbor’s remaining fossil-fueled assets. These closing conditions may not be fulfilled in a timely manner or at all, and, accordingly, the Transactions may not be completed.

The Unaudited Pro Forma Combined Consolidated Statements of Operations for the six months ended June 30, 2023 and year ended December 31, 2022 have been prepared to give effect to the Transactions as if they had occurred on January 1, 2022.

The Merger will be accounted for using the acquisition method with Vistra as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate Consideration will be allocated to Energy Harbor’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. Any differences between the estimated fair value of the Consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. The final purchase price of Vistra’s acquisition of Energy Harbor will not be known until the date of the consummation of the Merger and could vary materially from the preliminary purchase price. In addition, the Company’s estimates of the fair value of assets acquired and liabilities assumed are preliminary and based on currently available information. Accordingly, the estimate of the Consideration and related acquisition accounting adjustments reflected in this Unaudited Pro Forma Combined Consolidated Financial Information are preliminary and subject to revision based on a final determination of fair value, and such changes could be material.

(1)

TXU Energy Receivables Company LLC, an indirect subsidiary of Vistra, and Vistra Operations are party to an accounts receivable financing facility provided by issuers of asset backed commercial paper and commercial banks (“Purchasers”) (as amended, the “Receivables Facility”). The Receivables Facility was renewed in July 2023 to extend the term of the Receivables Facility until July 11, 2024 and to increase the aggregate commitment of the committed purchasers to a fixed purchase limit of $750 million. There were no outstanding borrowings under the Receivables Facility as of June 30, 2023.

(2)

TXU Energy and the other originators under the Receivables Facility have a repurchase facility that is provided on an uncommitted basis by MUFG Bank, Ltd. On July 11, 2023, TXU Energy and the Buyer entered into an amendment (the “Repurchase Amendment”) to the Master Repurchase Agreement. The Repurchase Amendment renewed the Repurchase Facility until July 2024 while maintaining the facility size of $125 million. There were no outstanding borrowings under the Repurchase Facility as of June 30, 2023.

The Unaudited Pro Forma Combined Consolidated Financial Information presented is based on available information using assumptions the Company believes are reasonable. The Unaudited Pro Forma Combined Consolidated Financial Information and related notes are provided for illustrative purposes only and do not purport to represent the Company’s actual financial position or results of operations had the Transactions occurred on the date indicated, nor do they project the Company’s results of operations or financial position for any future period or date. The Unaudited Pro Forma Combined Consolidated Financial Information does not consider any cost savings, operating synergies, or additional costs that may be incurred to achieve such synergies, or otherwise incurred, after completing the Merger. As such, the actual results reported by the Company in periods following the Transactions may differ materially from the Unaudited Pro Forma Combined Consolidated Financial Information. The Company believes its current estimates provide a reasonable basis of presenting the significant effects of the Transactions. However, the estimates and assumptions are subject to change as additional information becomes available. For purposes of the Unaudited Pro Forma Combined Consolidated Financial Information, the adjustments related to the Acquisition Bridge Facility, Receivables Facility and Repurchase Facility to effectuate the Transactions are shown in a separate column as “Financing Adjustments.”

The Unaudited Pro Forma Combined Consolidated Financial Information should be read in conjunction with the historical consolidated financial statements and accompanying notes included in Vistra’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023, contained in the Form 10-Q filed on August 9, 2023, Vistra’s audited consolidated financial statements as of and for the year ended December 31, 2022, contained in the Form 10-K filed on March 1, 2023, Energy Harbor’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023 and June 30, 2022, which are included herein, Energy Harbor’s audited consolidated financial statements as of and for the years ended December 31, 2022 and December 31, 2021, which is attached as Exhibit 99.1 to the Form 8-K published on June 6, 2023 and the Transaction Agreement, which is attached as Exhibit 2.1 to the Form 8-K published on March 7, 2023. Energy Harbor’s audited consolidated financial statements as of and for the years ended December 31, 2022 and December 31, 2021 do not reflect the reclassification of fossil-fueled assets and the related operations to discontinued operations which occurred in the second quarter of 2023. As such, the revenue, and expenses of Energy Harbor’s fossil-fueled operations have been reflected as Transactional Adjustments in the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2022. See Note 3. Pro Forma Transaction Adjustments and Assumptions.

The Unaudited Pro Forma Combined Consolidated Financial Information have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using assumptions set forth in the notes herein. Article 11 permits presentation of reasonably estimable synergies, dis-synergies and other transaction effects that have occurred or are expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments in the Unaudited Pro Forma Combined Consolidated Financial Statements.

VISTRA CORP.

Unaudited Pro Forma Combined Consolidated Statement of Operations

Six Months Ended June 30, 2023

(Millions of Dollars, Except Per Share Amounts)

	Historical Vistra Corp	Energy Harbor, As Adjusted (Note 1)	Transaction Adjustments			Financing Adjustments			Pro Forma Combined
Operating revenues	$7,614	$1,130	$—			$—			$8,744
Fuel, purchased power costs and delivery fees	(3,645)	(431)	—			—			(4,076)
Operating costs	(866)	(614)	(44)	3	(b)	—			(1,524)
Depreciation and amortization	(735)	(24)	(119)	3	(c)	—			(878)
Selling, general and administrative expenses	(597)	(128)	—			—			(725)
Impairment of long-lived and other assets	(49)	—	—			—			(49)

Operating income (loss)	1,722	(67)	(163)			—			1,492
Other income	144	15	—			—			159
Nuclear decommissioning trust results	—	105	—			—			105
Other deductions	(5)	—	—			—			(5)
Interest expense and related charges	(307)	(16)	1	3	(d)	(92)	4	(a)	(414)
Impacts of Tax Receivable Agreement	(79)	—	78	3	(e)	—			(1)

Net income (loss) before income taxes	1,475	37	(84)			(92)			1,336
Income tax (expense) benefit	(301)	(8)	19	3	(f)	21	4	(b)	(269)

Net income (loss)	$1,174	$29	$(65)			$(71)			$1,067
Net (income) loss attributable to noncontrolling interest	1	—	(41)	3	(g)	—			(40)

Net income (loss) attributable to Vistra	$1,175	$29	$(106)			$(71)			$1,027
Cumulative dividends attributable to preferred stock	(75)	—	—			—			(75)

Net income (loss) attributable to Vistra common stock	$1,100	$29	$(106)			$(71)			$952

Weighted average shares of common stock outstanding:
Basic	378,264,434								378,264,434
Diluted	382,416,465								382,416,465
Net income (loss) per weighted average share of common stock outstanding:
Basic	$2.91								$2.52
Diluted	$2.88								$2.49

See accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

VISTRA CORP.

Unaudited Pro Forma Combined Consolidated Statement of Operations

Year Ended December 31, 2022

(Millions of Dollars, Except Per Share Amounts)

	Historical Vistra Corp	Energy Harbor, As Adjusted (Note 1)	Transaction Adjustments			Financing Adjustments			Pro Forma Combined
Operating revenues	$13,728	$1,689	$(485)	3	(a)	$—			$14,932
Fuel, purchased power costs and delivery fees	(10,401)	(442)	320	3	(a)	—			(10,523)
Operating costs	(1,645)	(709)	147	3	(a)	—			(2,340)
			(133)	3	(b)
Depreciation and amortization	(1,596)	(129)	71	3	(a)	—			(1,891)
			(237)	3	(c)
Selling, general and administrative expenses	(1,189)	(217)	(24)	3	(h)	—			(1,430)
Impairment of long-lived and other assets	(74)	—	—			—			(74)

Operating income (loss)	(1,177)	192	(341)			—			(1,326)
Other income	117	(123)	120	3	(a)	—			114
Nuclear decommissioning trust results	—	(157)	—			—			(157)
Other deductions	(4)	—	—			—			(4)
Interest expense and related charges	(368)	(34)	1	3	(d)	(185)	4	(a)	(586)
Impacts of Tax Receivable Agreement	(128)	—	60	3	(e)	—			(68)

Net income (loss) before income taxes	(1,560)	(122)	(160)			(185)			(2,027)
Income tax (expense) benefit	350	15	(21)	3	(a)	43	4	(b)	455
			68	3	(f)

Net income (loss)	$(1,210)	$(107)	$(113)			$(142)			$(1,572)
Net (income) loss attributable to noncontrolling interest	(17)	—	(147)	3	(g)	—			(164)

Net income (loss) attributable to Vistra	$(1,227)	$(107)	$(260)			$(142)			$(1,736)
Cumulative dividends attributable to preferred stock	(150)	—	—			—			(150)

Net income (loss) attributable to Vistra common stock	$(1,377)	$(107)	$(260)			$(142)			$(1,886)

Weighted average shares of common stock outstanding:
Basic	422,447,074								422,447,074
Diluted	422,447,074								422,447,074
Net income (loss) per weighted average share of common stock outstanding:
Basic	$(3.26)								$(4.46)
Diluted	$(3.26)								$(4.46)

See accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

VISTRA CORP.

Unaudited Pro Forma Combined Consolidated Balance Sheet

June 30, 2023

(Millions of Dollars)

	Historical Vistra Corp	Energy Harbor, As Adjusted (Note 1)	Transaction Adjustments			Financing Adjustments			Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$643	$690	$(3,100)	2	(a)	$2,557	4	(c)	$100
			(690)	3	(j)
Restricted cash	40	—	—			—			40
Trade accounts receivable — net	1,681	236	—			—			1,917
Income taxes receivable	26	—	—			—			26
Inventories	676	193	—			—			869
Commodity and other derivative contractual assets	3,991	206	—			—			4,197
Margin deposits related to commodity contracts	1,130	—	—			—			1,130
Margin deposits posted under affiliate financing agreement	443	—	—			—			443
Prepaid expense and other current assets	281	148	—			—			429
Current assets of discontinued operations	—	20	(20)	3	(i)	—			—

Total current assets	8,911	1,493	(3,810)			2,557			9,151
Restricted cash	15	—	—			—			15
Investments	1,915	1,914	—			—			3,829
Property, plant and equipment — net	12,537	1,201	4,429	3	(k)	—			18,167
Operating lease right-of-use assets	54	—	—			—			54
Goodwill	2,583	—	696	2	(a)	—			3,279
Identifiable intangible assets — net	1,912	—	—			—			1,912
Commodity and other derivative contractual assets	665	64	—			—			729
Accumulated deferred income taxes	1,385	—	(4)	3	(l)	—			1,381
Other noncurrent assets	495	14	—			—			509
Non-current assets of discontinued operations	—	36	(36)	3	(i)	—			—

Total assets	$30,472	$4,722	$1,275			$2,557			$39,026

LIABILTIES AND EQUITY
Current liabilities:
Accounts receivable financing	$—	$—	$—			$875	4	(c)	$875
Long-term debt due currently	437	—	—			—			437
Trade accounts payable	1,076	80	—			—			1,156
Commodity and other derivative contractual liabilities	5,076	323	—			—			5,399
Margin deposits related to commodity contracts	46	—	—			—			46
Accrued taxes other than income	145	—	—			—			145
Accrued interest	156	—	—			—			156
Asset retirement obligations	119	—	—			—			119
Operating lease liabilities	8	—	—			—			8
Other current liabilities	563	64	24	3	(m)	—			651
Current liabilities of discontinued operations	—	24	(24)	3	(i)	—			—

Total current liabilities	7,626	491	—			875			8,992
Margin deposit financing with affiliate	443	—	—			—			443
Long-term debt, less amounts due currently	11,530	431	(18)	3	(n)	1,682	4	(c)	13,625
Operating lease liabilities	49	—	—			—			49
Commodity and other derivative contractual liabilities	1,554	56	—			—			1,610
Accumulated deferred income taxes	1	3	926	3	(l)	—			930
Tax Receivable Agreement obligation	591	—	(78)	3	(o)	—			513
Asset retirement obligations	2,334	1,915	(91)	3	(p)	—			4,158
Other noncurrent liabilities and deferred credits	970	106	—			—			1,076
Non-current liabilities of discontinued operations	—	12	(12)	3	(i)	—			—

Total liabilities	25,098	3,014	727			2,557			31,396

Commitments and Contingencies
Total equity:
Preferred stock	2,000	—	—			—			2,000
Common stock	5	—	—			—			5
Treasury stock, at cost	(3,955)	(683)	683	3	(q)	—			(3,955)
Additional paid-in-capital	9,993	2,036	1,410	2	(a)	—			10,429
			(4)	3	(l)
			(2,036)	3	(q)
			(970)	3	(r)
Retained (deficit) earnings	(2,696)	342	(24)	3	(m)	—			(2,642)
			78	3	(o)
			(342)	3	(q)
Accumulated other comprehensive income (loss)	12	13	(13)	3	(q)	—			12

Stockholders’ equity	5,359	1,708	(1,218)			—			5,849
Noncontrolling interest in subsidiary	15	—	796	2	(a)	—			1,781
			970	3	(r)

Total equity	5,374	1,708	548			—			7,630

Total liabilities and equity	$30,472	$4,722	$1,275			$2,557			$39,026

See accompanying notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

Note 1. Reclassification Adjustments

Certain reclassifications have been made in the historical presentation of Energy Harbor’s financial statements to conform to Vistra’s historical presentation. Additionally, as part of preparing these Unaudited Pro Forma Combined Consolidated Financial Statements, Vistra conducted an initial review of the accounting policies of Energy Harbor to determine if differences in accounting policies require reclassification of Energy Harbor financial statement results to conform to Vistra’s accounting policies. Aside from the accounting policy reclassifications identified below, Vistra did not become aware of any material differences between the accounting policies of Energy Harbor and Vistra. Upon completion of the acquisition, Vistra will perform a comprehensive review of Energy Harbor’s accounting policies. As a result of the review, Vistra may identify additional differences between the accounting policies which, when conformed, could have a material impact to the Unaudited Pro Forma Combined Consolidated Financial Statements.

Reclassification and classification of the Unaudited Pro Forma Combined Consolidated Statement of Operations for the six months ended June 30, 2023:

	Six Month Ended June 30, 2023
	(Millions of Dollars)
	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Revenues	1,217	(1,217)	(a)	—
Operating revenues	—	1,130	(a)	1,130
Fuel and purchased power	(414)	414	(a) (b)	—
Fuel, purchased power costs and delivery fees	—	(431)	(b) (d)	(431)
Depreciation and amortization	(42)	18	(c)	(24)
Other operating costs	(828)	828	(d)	—
Operating costs	—	(614)	(c) (d)	(614)
Selling, general and administrative expenses	—	(128)	(d)	(128)
Other income / (expense)	15	(15)	(e)	—
Other income	—	15	(e)	15
Interest expense, net	(16)	16	(f)	—
Interest expense and related charges	—	(16)	(f)	(16)

(a)

Represents reclassification of $1,217 million and $87 million from Revenues and Fuel and purchased power, respectively, to Operating revenues. The $87 million represents a reclassification to align Energy Harbor’s presentation of capacity costs to Vistra’s policy of recording capacity costs in revenue.

(b)	Represents reclassification of $327 million from Fuel and purchased power to Fuel, purchased power costs and delivery fees.
(c)

Represents a reclassification of $18 million from Depreciation and amortization to Operating costs to align Energy Harbor’s presentation of asset retirement obligations accretion expense in Depreciation and amortization to Vistra’s presentation in Operating costs.

(d)

Represents reclassification of $104 million, $596 million and $128 million from Other operating costs to Fuel, purchased power costs and delivery fees, Operating costs and Selling, general and administrative expenses, respectively. Operating costs after reclassifications is comprised of the $596 million reclassification from Other operating cost and the $18 million reclassification from Depreciation and amortization noted in tickmark (c).

(e)	Represents reclassification of $15 million from Other income/(expense) to Other income.
(f)	Represents reclassification of $16 million from Interest expense, net to Interest expense and related charges.

Reclassification and classification of the Unaudited Pro Forma Combined Consolidated Statement of Operations for the year ended December 31, 2022:

	Year Ended December 31, 2022
	(Millions of Dollars)
	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Revenues	2,005	(2,005)	(a)	—
Operating revenues	—	1,689	(a)	1,689
Fuel and purchased power	(449)	449	(a) (b)	—
Fuel, purchased power costs and delivery fees	—	(442)	(b) (d)	(442)
Depreciation and amortization	(169)	40	(c)	(129)
Other operating costs	(1,195)	1,195	(d)	—
Operating costs	—	(709)	(c) (d)	(709)
Selling, general and administrative expenses	—	(217)	(d)	(217)
Other income / (expense)	(123)	123	(e)	—
Other income	—	(123)	(e)	(123)
Interest expense, net	(34)	34	(f)	—
Interest expense and related charges	—	(34)	(f)	(34)

(a)

Represents reclassification of $2,005 million and $316 million from Revenues and Fuel and purchase power, respectively, to Operating revenues. The $316 million represents a reclassification to align Energy Harbor’s presentation of capacity costs to Vistra’s policy of recording capacity costs in revenue.

(b)	Represents reclassification of $133 million from Fuel and purchase power to Fuel, purchased power costs and delivery fees.
(c)

Represents a reclassification of $40 million from Depreciation and amortization to Operating costs to align Energy Harbor’s presentation of asset retirement obligations accretion expense in Depreciation and amortization to Vistra’s presentation in Operating costs.

(d)

Represents reclassification of $309 million, $669 million and $217 million from Other operating costs to Fuel, purchased power costs and delivery fees, Operating costs and Selling, general and administrative expenses, respectively. Operating costs after reclassifications is comprised of the $669 million reclassification from Other operating cost and the $40 million reclassification from Depreciation and amortization noted in tickmark (c).

(e)	Represents reclassification of $123 million from Other income / (expense) to Other income.
(f)	Represents reclassification of $34 million from Interest expense, net to Interest expense and related charges.

Reclassification and classification of the Unaudited Pro Forma Combined Consolidated Balance Sheet:

	June 30, 2023
	(Millions of Dollars)
	Before Reclassification	Reclassification Amount	Ref.	After Reclassification
Receivables, net	236	(236)	(a)	—
Trade accounts receivable — net	—	236	(a)	236
Materials and supplies inventory	247	(247)	(b)	—
Inventories	—	193	(b)	193
Derivatives (current assets)	206	(206)	(c)	—
Commodity and other derivative contractual assets (current assets)	—	206	(c)	206
Prepayments and other	148	(148)	(d)	—
Prepaid expense and other current assets	—	148	(d)	148
Property, plant and equipment, net	1,201	(1,201)	(e)	—
Property, plant and equipment — net	—	1,201	(e)	1,201
Nuclear plant decommissioning trusts	1,914	(1,914)	(f)	—
Investments	—	1,914	(f)	1,914
Derivatives (noncurrent assets)	64	(64)	(g)	—
Commodity and other derivative contractual assets (noncurrent assets)	—	64	(g)	64
Other (noncurrent assets)	14	(14)	(h)	—
Other noncurrent assets	—	14	(h)	14
Accounts payable	80	(80)	(i)	—
Trade accounts payable	—	80	(i)	80
Derivatives (current liabilities)	323	(323)	(j)	—
Commodity and other derivative contractual liabilities (current liabilities)	—	323	(j)	323
Other (current liabilities)	118	(118)	(k)	—
Other current liabilities	—	64	(b), (k)	64
Long term debt	431	(431)	(l)	—
Long-term debt, less amounts due currently	—	431	(l)	431
Other noncurrent liabilities	165	(165)	(m)	—
Commodity and other derivative contractual liabilities (noncurrent liabilities)	—	56	(m)	56
Other noncurrent liabilities and deferred credits	—	106	(m)	106
Accumulated deferred income taxes (noncurrent liabilities)	—	3	(m)	3
Common stock, preferred stock and additional-paid-in-capital	2,036	(2,036)	(n)	—
Additional paid-in-capital	—	2,036	(n)	2,036
Cost of shares held in treasury	(683)	683	(o)	—
Treasury stock, at cost	—	(683)	(o)	(683)
Retained earnings	342	(342)	(p)	—
Retained (deficit) earnings	—	342	(p)	342

(a)	Represents reclassification of $236 million from Receivables, net to Trade accounts receivable — net.
(b)

Represents reclassification of $193 million and $54 million from Materials and supplies inventory to Inventories and Other current liabilities, respectively. The $54 million reclassification represents the alignment of the Energy Harbor’s presentation of its renewable energy credits in Materials and supplies inventory to Vistra’s presentation of renewable energy credits in Other current liabilities.

(c)	Represents reclassification of $206 million from Derivatives (current assets) to Commodity and other derivative contractual assets (current assets).
(d)	Represents reclassification of $148 million from Prepayments and other to Prepaid expense and other current assets.
(e)	Represents reclassification of $1,201 million from Property, plant and equipment, net to Property, plant and equipment — net.
(f)	Represents reclassification of $1,914 million from Nuclear plant decommissioning trust to Investments.
(g)	Represents reclassification of $64 million from Derivatives (noncurrent assets) to Commodity and other derivative contractual assets (noncurrent assets).
(h)	Represents reclassification of $14 million from Other (noncurrent assets) to Other noncurrent assets.
(i)	Represents reclassification of $80 million from Accounts payable to Trade accounts payable.
(j)	Represents reclassification of $323 million from Derivatives (current liabilities) to Commodity and other derivative contractual liabilities (current liabilities).

(k)	Represents reclassification of $118 million from Other (current liabilities) to Other current liabilities.
(l)	Represents reclassification of $431 million from Long term debt to Long-term debt, less amounts due currently.
(m)

Represents reclassification of $56 million, $106 million, and $3 million from Other noncurrent liabilities to Commodity and other derivative contractual liabilities (noncurrent liabilities), Other noncurrent liabilities and deferred credits and Accumulated deferred income taxes (noncurrent liabilities), respectively.

(n)	Represents reclassification of $2,036 million from Common stock, preferred stock and additional-paid-in-capital to Additional paid-in-capital.
(o)	Represents reclassification of $683 million from Cost of shares held in treasury to Treasury stock, at cost.
(p)	Represents reclassification of $342 million from Retained earnings to Retained (deficit) earnings.

Note 2. Estimated Merger Consideration and Preliminary Purchase Price Consideration

(a)

As the accounting acquirer, Vistra will account for the Merger using the acquisition method of accounting for business combinations in accordance with ASC 805. Vistra’s allocation of the preliminary estimated purchase price with respect to the Merger is based on estimates of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2023, using currently available information. Because the Unaudited Pro Forma Combined Consolidated Financial Statements have been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on the financial position and results of operations of the combined business may be materially different from the pro forma amounts included herein. Vistra expects to finalize the purchase price allocation as soon as reasonably practicable after completing the Merger, which will not extend beyond the one-year measurement period provided under ASC 805.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to, the following:

•	Changes in the estimated fair value of the Vistra Vision equity issued to certain Energy Harbor stockholders as a portion of the Consideration;

•

Changes in the estimated fair value of Energy Harbor’s identifiable assets acquired and liabilities assumed, including the presentation and measurement of related deferred tax assets and liabilities, as of the closing of the Transactions, which could result from changes in energy prices, discount rates and other factors;

•	Changes in the estimated value of Energy Harbor’s asset retirement obligation, which could result from changes in the credit adjusted risk free rate and escalation factors; and

•	The factors described in the section entitled “Risk Factors” within Vistra’s Form 10-Q filed on August 9, 2023 and Vistra’s Form 10-K filed on March 1, 2023.

The estimated preliminary purchase price consideration in accordance with ASC 805 equals (i) the cash consideration expected to be paid by Vistra plus (ii) the preliminary estimate of 15% of the fair value of net Vistra Legacy assets to be contributed to Vistra Vision by Vistra, which includes the assumption of $3.0 billion of debt which will consist of intercompany debt with Parent and debt that would be held by certain subsidiaries in Vistra Vision. The tables below represent the preliminary value of the purchase price consideration under ASC 805 and its allocation to the net assets acquired, with the excess recorded as goodwill. The goodwill is attributable to the expected synergies of the combined business operations.

Preliminary Purchase Price Consideration
(Millions of Dollars)
Cash consideration	$3,100
Preliminary estimate of 15% of the fair value of net assets to be contributed to Vistra Vision by Vistra	1,410

Estimated total Merger Consideration for 85% of Energy Harbor	$4,510

Preliminary Purchase Price Allocation
(Millions of Dollars)
Assets acquired
Trade accounts receivable- net	$236
Inventories	193
Commodity and other derivative contractual assets	206
Prepaid expense and other current assets	148
Investments	1,914
Property, plant and equipment- net	5,630
Goodwill	696
Commodity and other derivative contractual assets	64
Other noncurrent assets	14

Total assets acquired	$9,101
Liabilities assumed
Trade accounts payable	$80
Commodity and other derivative contractual liabilities (current liabilities)	323
Other current liabilities	64
Long-term debt, less amounts due currently	413
Asset retirement obligations	1,824
Other noncurrent liabilities and deferred credits	106
Commodity and other derivative contractual liabilities (noncurrent liabilities)	56
Accumulated deferred income taxes	929

Total liabilities assumed	$3,795
Noncontrolling interest of acquired net assets	$796

Net assets acquired	$4,510

Note 3. Pro Forma Transaction Adjustments and Assumptions

Statement of Operations for the six months ended June 30, 2023 and year ended December 31, 2022:

(a)

Reflects the elimination of historical revenues and expenses associated with Energy Harbor’s legacy fossil-fueled assets for the year ended December 31, 2022. Energy Harbor has signed definitive agreements to sell these assets to third parties, which are required to be consummated as a condition to closing of the Merger. During the six months ended June 30, 2023, Energy Harbor deactivated its last power facility associated with its fossil-fueled assets and the related operations were classified as discontinued operations. As the Unaudited Pro Forma Combined Consolidated Statement of Operations for the six months ended June 30, 2023 present Net income (loss) attributable to Vistra common stock from continuing operations, no adjustment was needed to remove these balances for the six months ended June 30, 2023. Energy Harbor expects to close the sale of the remaining fossil assets in the third quarter of 2023.

(b)	Reflects the adjustment to accretion expense related to the recalculation of the assets retirement obligations using Vistra’s credit-adjusted risk-free rate.

(c)

Reflects the incremental depreciation expense related to the step-up in the preliminary fair value measurement of the Energy Harbor nuclear assets. The remaining estimated depreciable lives of the nuclear assets range from 12 to 24 years.

(d)

Reflects an increase of less than $1 million and approximately $1 million to interest expense accretion for the six months ended June 30, 2023 and year ended December 31, 2022, respectively, related to the fair value adjustment to Energy Harbor’s $430 million of debt which will be assumed by the Company as part of the Merger.

(e)

Reflects adjustments to the accretion expense resulting from the impacts of the Merger on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments are driven by the forecasted taxable income of the combined partnership entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted accretion expense was based off the change in estimate as of June 30, 2023. The adjustment resulted in decreases in expense of $78 million and $60 million for the six months ended June 30, 2023 and year ended December 31, 2022, respectively. The estimated obligation and related accretion expense is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

(f)

Reflects the estimated income tax impact of the pro forma adjustments from the Merger at the estimated blended federal and state statutory tax rate of approximately 23.2% for the six months ended June 30, 2023 and year ended December 31, 2022. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Transactions.

(g)

Reflects the adjustment to Net (income) loss attributable to noncontrolling interest for the 15% equity in Vistra Vision which will be issued to certain shareholders of Energy Harbor as part of the Consideration.

(h)

Reflects $24 million of transaction costs expected to be incurred subsequent to June 30, 2023. These transaction costs are preliminary estimates; the final amounts and the resulting effect on Vistra’s financial position and results of operations may differ significantly. Transaction costs of $13 million and $23 million are included in the historical income statement of Vistra and Energy Harbor, respectively, for the six months ended June 30, 2023 and $1 million and $9 million are included in the historical income statement of Vistra and Energy Harbor, respectively, for year ended December 31, 2022. These costs are nonrecurring and will not affect Vistra’s income statement beyond 12 months after the close of the Transactions.

Balance Sheet as of June 30, 2023:

(i)

Reflects the derecognition of assets, liabilities and equity components associated with Energy Harbor’s legacy fossil-fueled assets. Energy Harbor has signed definitive agreements to sell these assets to third parties, which are required to be consummated as a condition to closing of the Merger. During the six months ended June 30, 2023, Energy Harbor deactivated its last power facility associated with its fossil-fueled assets and the related operations were classified as discontinued operations. Energy Harbor expects to close the sale of the remaining fossil assets in the third quarter of 2023.

(j)	Reflects the historical amount of Energy Harbor cash and cash equivalent balance as of June 30, 2023 that will not be transferred to Vistra as part of the Transactions per the Transaction Agreement.

(k)

Reflects the increase to property, plant and equipment, net to record Energy Harbor’s property, plant and equipment at their respective estimated fair values. The fair value of Energy Harbor’s property, plant and equipment related to its nuclear assets and retail business operations were estimated using a discounted cash flow method which was based on a number of factors including forecasted power prices, fuel prices, capacity revenues, operating parameters, operating and maintenance costs and other variables. The cash flows for the assets were discounted using rates between 8% and 9%, depending on the related technology and market that each respective asset operates in. Under this method, the fair value of Energy Harbor’s property, plant and equipment is estimated to be approximately $5,630 million. The estimate is preliminary, subject to change and could vary materially from the actual adjustment.

(l)

Reflects the adjustment to deferred income taxes to record the estimated deferred income tax effects of combining Vistra’s and Energy Harbor’s operations. The deferred tax adjustment assumes a forecasted blended statutory rate of 23.2%. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated Financial Statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Transactions.

(m)

Reflects the accrual of $24 million of estimated transaction costs expected to be incurred subsequent to June 30, 2023. These transaction costs are preliminary estimates; the final amounts and the resulting effect on Vistra’s financial position may differ significantly.

(n)	Reflects the decrease to long-term debt, less amounts due currently, for the fair value adjustment related to Energy Harbor’s long-term debt.

(o)

Reflects the decrease of $78 million related to the non-current portion of the Tax Receivable Agreement, resulting from the impacts of the Transactions on the forecasted payments under the Tax Receivable Agreement obligation. The adjustments to the Tax Receivable Agreement obligation are driven by the forecasted taxable income of the combined partnership entity, which results in changes to the forecasted payments under the Tax Receivable Agreement obligation. The adjusted forecasted payments were used to determine the obligation based on Vistra’s accounting policy related to changes in estimates for the obligation. The estimated obligation is based on certain assumptions which are subject to significant uncertainty, are not yet final and are subject to change.

(p)	Reflects the reduction in asset retirement obligations due to the recalculation of the asset retirement obligation using Vistra’s credit-adjusted risk-free rate.

(q)	Reflects preliminary adjustments to remove historical Energy Harbor equity balances.

(r)

Reflects the preliminary adjustment to recognize the book value of the noncontrolling interest (“NCI”) of Vistra Legacy assets contributed to Vistra Vision. This adjustment reflects the reduction in parent equity and offsetting increase in NCI for the change in Vistra’s interest in its Vistra Legacy assets contributed to Vistra Vision from 100% to 85%. The adjustment takes into consideration that Vistra’s contribution of the Vistra Legacy assets to Vistra Vision is a contribution of assets under common control and as such, are recorded at the historical book value of the assets as required under ASC 810, Consolidations. Vistra’s contribution of the Vistra Legacy assets to Vistra Vision assumes that all current intercompany balances associated with the assets contributed will be forgiven and are reflected as equity transactions. Additionally, the adjustment includes the assumption of $3.0 billion of new debt issued by Vistra Vision. The book value of the Vistra Legacy assets as of June 30, 2023 are unaudited and are based on certain assumptions that are not yet final and are subject to change.

Note 4. Financing Adjustments

Vistra expects to enter into additional financing transactions to effectuate the Merger. For the purposes of the Unaudited Pro Forma Combined Consolidated Financial Statements, it is assumed that the approximately $1.7 billion of $2.0 billion commitments available under the Acquisition Bridge Facility will be drawn, less applicable issuance fees of $23 million and draws on the Receivables Facility of $750 million and the Repurchase Facility of $125 million. Vistra does not intend to draw down on the Acquisition Bridge Facility and currently expects to replace the commitment under the Acquisition Bridge Facility prior to the closing of the Merger with the Planned Permanent Financing, which will be used to finance the Merger, along with cash on hand. The Unaudited Pro Forma Combined Consolidated Balance Sheet presents borrowings under the Acquisition Bridge Facility as long-term debt under the assumption that Vistra will have the intent and ability to replace the Acquisition Bridge Facility with the long-term debt financing. The Unaudited Pro Forma Combined Consolidated Financial Information does not reflect any potential future cash generated by Vistra subsequent to June 30, 2023 through the expected completion date of the Merger. As noted previously, cash and cash equivalents have increased by $564 million from June 30, 2023 to $1.2 billion as of August 31, 2023. As such, the actual amount of debt and interest expense incurred could differ from the amount of debt and interest expense reflected in the Unaudited Pro Forma Combined Consolidated Financial Information and are subject to change.

Statement of Operations for the six months ended June 30, 2023 and year ended December 31, 2022:

For pro forma purposes, interest expense, including amortization of fees, is calculated based on pro forma period presented under the Acquisition Bridge Facility and Repurchase Facility, which both assume Secured Overnight Financing Rate (“SOFR”) or another base rate plus an applicable margin, and the Receivables Facility.

(a)

Reflects the net increase to interest expense and related charges resulting from the issuance of debt and draw on the Receivables Facility and Repurchase Facility to effectuate the Transactions as follows:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022

	(Millions of Dollars)
Interest expense related to Acquisition Bridge Facility	$56	$112
Interest expense related to Receivables Facility	23	45
Interest expense related to Repurchase Facility	4	9
Interest expense related to the amortization of deferred financing costs	9	19

Net increase to Interest expense and other charges	$92	$185

A 0.125% change in the variable interest rate of the Acquisition Bridge Facility would increase or decrease interest expense in the Unaudited Pro Forma Combined Consolidated Statement of Operations for the six months ended June 30, 2023 and year ended December 31, 2022 by $1 million and $2 million, respectively.

A 0.125% change in the variable interest rate of the Repurchase Facility would increase or decrease interest expense in the Unaudited Pro Forma Combined Consolidated Statement of Operations for each of the six months ended June 30, 2023 and year ended December 31, 2022 by less than $1 million.

(b)

Reflects the estimated income tax impact of the financing pro forma adjustments at the estimated blended federal and state statutory tax rate of approximately 23.2% for the six months ended June 30, 2023 and year ended December 31, 2022. Because the tax rates used for these Unaudited Pro Forma Combined Consolidated financial statements are an estimate, the blended rate will likely vary from the actual effective rate in periods subsequent to the completion of the Transactions.

Balance Sheet as of June 30, 2023:

(c)	Reflects adjustments related to the financing transactions as outlined below:

June 30, 2023
(Millions of Dollars)
Cash received from Acquisition Bridge Facility, net of financing costs for Acquisition Bridge Facility	$1,682
Cash received from Receivables Facility	750
Cash received from Repurchase Facility	$125

Total adjustment to Cash and cash equivalents	$2,557
Draw on Acquisition Bridge Facility	$1,705
Deferred financing cost related to Acquisition Bridge Facility	(23)

Total adjustment to Long-term debt, less amounts due currently	$1,682
Draw on Receivables Facility	$750
Draw on Repurchase Facility	125

Total adjustments to Account receivable financing	$875